Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Winmark Corporation:

We consent to the use of our report dated February 16, 2006, with respect to the consolidated balance sheets of Winmark Corporation and subsidiaries as of December 31, 2005 and December 25, 2004, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Minneapolis, Minnesota

June 7, 2006